FOR RELEASE AT 8:00 AM EDT ON TUESDAY, OCTOBER 22ND, 2013

KODIAK OIL & GAS CORP. ANNOUNCES THIRD QUARTER 2013 SALES VOLUMES AND PROVIDES OPERATIONS UPDATE

Highlights include:

•	Q3-13 average daily sales volumes of 35,400 BOE/d, representing a 54% increase from Q2-13 average daily production volumes

DENVER -- October 22, 2013 /PRNewswire-FirstCall/ -- Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited operational and financial results for the third quarter ended September 30, 2013 and provided a Williston Basin operations update.

Kodiak has prepared the preliminary operational and financial information included in this news release based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary operational and financial information have not been fully completed.  As a result, its actual operational and financial results could be different from this summary preliminary data, and any differences could be material.  Kodiak expects to report its third quarter 2013 operational and financial results after the close of trading on Thursday, October 31, 2013.

Third Quarter and Nine-Month Period 2013 Sales Volumes

Kodiak reported average daily sales volumes of 35,400 barrels of oil equivalent per day (BOE/d) for the third quarter 2013.  This represents a 54% increase over second quarter 2013 sales volumes of 23,200 BOE/d, and a 123% increase over sales volumes of 15,900 BOE/d for the third quarter 2012.  Crude oil accounted for 90% of third quarter 2013 sales volumes.

The Company disclosed production, sales volumes and netback prices received for the period ended September 30, 2013 as summarized below:

Kodiak Oil & Gas Corp. Net Sales Volumes Comparison	Quarterly Comparisons					Nine-Month Period Comparison
	Three Months Ended			% Change		Nine Months Ended		% Change
Net Sales Volumes	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sequential Quarter	Qtr.- over- Qtr.	Sept. 30, 2013	Sept. 30, 2012	9ms- over- 9ms
Crude Oil (MBbls)	2,921	1,838	1,287	59%	127%	6,475	3,210	102%
Natural Gas (MMcf)	2,018	1,641	1,028	23%	96%	5,079	2,201	131%
Barrels of Oil Equivalent (MBOE)	3,257	2,112	1,459	54%	123%	7,322	3,577	105%
Average Daily Volumes
Daily Sales (BOE/day)	35,400	23,200	15,900	--	--	26,800	13,100	--
Product Price Received
Crude Oil ($/Bbl)	$98.19	$88.88	$82.96	10%	18%	$93.59	$82.87	13%
Natural Gas ($/Mcf)	$6.32	$6.16	$5.20	3%	22%	$6.31	$5.38	17%

Drilling and Completion Operations

During the third quarter of 2013, Kodiak completed 29 gross (24.5 net) operated wells and participated in the completion of 37 gross (6.6 net) non-operated wells.  Through the first nine months of 2013, Kodiak has completed 74 gross (60.5 net) operated and 80 gross (13.2 net) non-operated wells. Kodiak currently operates seven drilling rigs and participates for an approximate 50% working interest in the drilling activity of one non-operated rig in its Dunn County area of mutual interest (AMI).  In addition, we participate for a minority working interest in numerous non-operated properties with other operators. At this time, our operated rigs are drilling in the following prospect areas: one rig operating in Dunn County, three rigs in the Polar project area in southern Williams County, one rig in each of the Smokey and Koala project areas in McKenzie County, and one rig in the Wildrose project area in northern Williams County.

Drilling operations continue to benefit from improved efficiencies resulting in decreased spud-to-rig-release drilling times. Drilling costs continue to decline as a result of these efficiencies, as well as from cost reductions across the full drilling spectrum.

From late May to late August, Kodiak operated with two full-time, 24-hour-per-day completion crews. The second completion crew was released for the month of September and was brought back in early October. The Company plans to utilize two crews through the remainder of the year. The Company expects to complete 29 gross (21.5 net) operated wells during the fourth quarter.

Down-spacing Tests

Kodiak’s testing of 12 wells within a 1,280-acre drilling spacing unit (DSU) continues in the Polar and Smokey operating areas. All wells in both project areas have been completed and are on production. The wells in the Polar area were drilled and completed simultaneously, while the wells in Smokey were drilled and completed in various quarters, in an attempt to evaluate the proper development of future DSU’s. The two pilot programs have tested well bore spacing of approximately 800 feet between wells (or roughly 210 acre drainage) in each of the two formations.

The following table summarizes well completion results for the Smokey down-spacing pilot wells:

					IP 24-hour	30 Day
		WI/		First	Test	Average
Well Name	County	NRI (%)	Formation	Production	BOE/d	BOE/d
Smokey 13-7-19-13H	McKenzie	99/78	Bakken	3Q 2013	2,539	870
Smokey 13-7-19-13H3	McKenzie	99/78	Upper Three Forks	3Q 2013	2,149	677
Smokey 13-7-19-14H	McKenzie	99/78	Bakken	3Q 2013	1,708	831
Smokey 13-7-19-14H3M	McKenzie	99/78	Middle Three Forks	3Q 2013	1,796	675
Smokey 15-7-19-15H	McKenzie	99/78	Bakken	4Q 2012	2,761	940
Smokey 15-7-19-15H3	McKenzie	99/78	Upper Three Forks	4Q 2012	2,004	831
Smokey 16-7-19-16H	McKenzie	99/78	Bakken	3Q 2013	2,571	1,079
Smokey 16-7-19-16H3M	McKenzie	99/78	Middle Three Forks	3Q 2013	891	389
Smokey 16-7-19-16HA	McKenzie	99/78	Bakken	3Q 2013	1,924	935
Smokey 3-30-18-2H3	McKenzie	99/78	Middle Three Forks	2Q 2013	1,660	675
Smokey 3-30-18-3H3	McKenzie	99/78	Upper Three Forks	2Q 2013	1,612	699
Smokey 3-30-18-3HA	McKenzie	99/78	Bakken	2Q 2013	2,322	983
Average					1,995	799

2013 Production and Capital Expenditure Guidance

After assessing production volumes for the first nine months of 2013, taking into account the July 2013 acquisition along with closed trades, divestitures of properties, and acquisition of additional interests in operated drilling units, combined with the completion activity planned for the fourth quarter, the Company estimates its average daily production for the full-year 2013 will be approximately 30,000 BOE/d. This compares to 2012 full year production of 14,400 BOE/d.  The Company projects an exit rate for 2013 sales volumes of approximately 42,000 BOE/d.

The Company estimates its full year capital budget to be roughly $1 billion which contemplates 100 net wells in 2013.

Management Comment
Commenting on recent activities, Kodiak's Chairman and CEO, Lynn A. Peterson said, "We believe the third quarter of 2013 was a transformational quarter for Kodiak. In addition to accelerated growth in production and reserves, we successfully brought our two down-spacing pilot programs onto full production. We continue to be pleased with the initial well performance in each of these pilot programs. Based upon early information gathered, we have not experienced circumstances that would indicate that the tighter well density (approximately 800 feet apart) has adversely impacted production.  We are currently drilling just to the east of our Polar project using a tighter 600 foot spacing which could potentially allow up to eight wells in the Middle Bakken Formation and eight wells in the Three Forks. This type of spacing would equate to approximately 160-acre drainage for wells drilled in each of the formations. Assuming continued success in our down-spacing programs, we believe the results will help determine the optimal development program for the remainder of our drilling inventory.
“We also successfully closed and financed the purchase of additional Williston Basin assets that we are very excited to bring into the portfolio. The team has made tremendous progress in a short time in integrating these assets. We are working diligently to high-grade the acquired assets by divesting or trading out of non-operated units and increasing our working interest in operated units. We continue to have success on this front and will look to a have a full summary of our transactions out to the market later this year.”
“Our drilling program continues to see efficiency gains with fewer drilling days which, when combined with lower third-party service costs and efficiency gains in our completion work, is helping to drive down our well costs. Our current completed and equipped well costs, using 100% ceramic proppants, are approximately $9.2 million to $9.5 million, which is down nearly 10% from well costs earlier this year. With further movement to full-scale development drilling we anticipate that these well costs can be further reduced in the next 12 months."

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the New York Stock Exchange under the symbol: "KOG."

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's expectations as to the anticipated benefits of the July 2013 acquisition, expectations regarding the Company's operational, exploration and development plans, expectations regarding drilling plans and the results of the Company's down-spacing tests, the Company's expectations regarding its anticipated capital requirements and its 2013 capital budget, and expectations regarding production, revenues, cash flows, well costs and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. (303) 592-8075
Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations (720) 399-3282